Exhibit 23.1a

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

VisonWave Holdings, Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-8, of our report dated February 18, 2025, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, related to our audits of consolidated financial statements of Bannix Acquisitions Corp. as of and for the years ended December 31, 2024 and 2023.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ RBSM LLP
New York, NY
November 24, 2025